UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 26, 2008

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, 37th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 885-2500

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2008, Asbury Automotive Group, Inc. (the “Company”) entered into a revolving credit facility with Bank of America, N.A., as administrative agent, and a syndicate of commercial banks and commercial financing entities (the “Revolving Credit Facility”). The Revolving Credit Facility, together with certain floor plan inventory financing agreements entered into (or amended) on September 26, 2008 among the Company, certain of its subsidiaries and various commercial banks and commercial finance entities (collectively, the “New Floor Plan Facility”), replaced the Company’s $550 million syndicated credit facility pursuant to the terms of a credit agreement, dated as of March 23, 2005, among the Company and its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent and floor plan agent, Bank of America, N.A., as syndication agent, and the other lenders listed therein (the “Terminated Credit Facility”). The following description of the Revolving Credit Facility is not complete and is qualified in its entirety by the actual terms of the credit agreement governing the Revolving Credit Facility, a copy of which is incorporated herein by reference and attached hereto as Exhibit 10.1.

The Revolving Credit Facility matures on August 15, 2012. Under the Revolving Credit Facility, subject to a usual and customary borrowing base, the Company may (i) borrow up to $200 million, which amount may be expanded up to $250 million in total credit availability upon satisfaction of certain conditions; (ii) borrow up to $25 million from Bank of America from the swing line of credit granted to the Company; and (iii) request Bank of America to issue letters of credit on behalf of the Company. The amount available for borrowing under the Revolving Credit Facility will be reduced on a dollar-for-dollar basis by the aggregate face amount of any outstanding letters of credit and swing line loans issued by Bank of America. The proceeds of the Revolving Credit Facility may be used for working capital, general corporate purposes and to make acquisitions permitted under the terms of the Revolving Credit Facility.

At the Company’s option, any loan (including any swing line loans) under the Revolving Credit Facility will bear interest at (i) a specified percentage above LIBOR according to a performance-based pricing grid determined by the ratio of (A) the amount of outstanding loans and letters of credit under the Revolving Credit Facility to (B) the aggregate amount of the Revolving Credit Facility, where the range of the performance-based pricing grid is from 2.25% above LIBOR to 3.25% above LIBOR; or (ii) the higher of (A) the Bank of America prime rate and (B) the federal funds rate plus 0.50%, plus a rate ranging from 0.50% to 1.00% determined in accordance with the performance-based pricing grid.

Upon an event of default of the Revolving Credit Facility, the lenders may request that the Company pay interest on the principal outstanding amount of all outstanding loans, (i) for non-Eurodollar rate loans, at an interest rate equal to a fluctuating rate, plus the applicable rate pursuant to the performance-based pricing grid, plus 2% per annum; (ii) for Eurodollar rate loans, at the interest rate otherwise applicable to such loan, plus 2% per annum; and (iii) for letter of credit fees, a rate equal to the applicable rate set forth in the performance based pricing grid, plus 2% per annum.

In addition, the Company is required to pay a quarterly commitment fee to the lenders, determined in accordance with the performance based pricing grid, on the unused portion of each lender’s commitments under the Revolving Credit Facility. Swing line loans will not be deemed to be utilized for purposes of calculating the commitment fee. The range of the performance-based pricing grid for the quarterly commitment fee is 0.20% to 0.40% on the unused portion of the Revolving Credit Facility.

Under the terms of the Revolving Credit Facility, the Company agreed not to pledge any assets to a third party, subject to certain exceptions (such as the security interest in new vehicle inventory financed using floor plan arrangements). In addition, the Revolving Credit Facility contains certain negative covenants, including covenants which could prohibit or restrict the payment of dividends, capital expenditures and material dispositions of assets, as well as other customary covenants and default provisions. The Company is also subject to the following financial covenants under the terms of the Revolving Credit Facility: (i) its Consolidated Current Ratio as of the end of any fiscal quarter must not be less than 1.20 to 1.00; (ii) its Fixed Charge Coverage Ratio for any period of four fiscal quarters must not be less than 1.20 to 1.00; (iii) its Consolidated Total Leverage Ratio must not at any time be more than 5.00 to 1.00; and (iv) its Consolidated Total Senior Leverage Ratio must not at any time be more than 3.00 to 1.00.

The Revolving Credit Facility contains events of default, including cross-defaults to other material indebtedness, change of control events and events of default customary for syndicated commercial credit facilities. Upon the occurrence of an event of default, Bank of America as the administrative agent may (i) require the Company to immediately repay all outstanding amounts under the Revolving Credit Facility; (ii) declare the commitment of each lender to make loans and any obligation of the Bank of America to extend letters of credit terminated; (iii) require the Company to cash collateralize any letter of credit obligations; and (iv) exercise on behalf of itself and the other lenders all rights and remedies available to it and the other lenders under the credit agreement and each of the other loan documents.

Under the terms of collateral documents entered into with the lenders under the Revolving Credit Facility, the lenders have a security interest in all personal property other than fixtures and other Excluded Property (as such term is defined in the credit agreement) of the Company and all of its subsidiaries. The Company’s subsidiaries also guarantee the Company’s obligations under the Revolving Credit Facility. Under the terms of the collateral documents entered into with the lenders under the New Floor Plan Facility, the Company and certain of its dealership subsidiaries granted security interests in all of the new vehicle inventory financed under these respective floor plan credit facilities, as well as the proceeds from the sale of such vehicles, and certain other collateral. This grant of security interests replaces the grants made to such floor plan lenders under the prior floor plan credit facilities with such lenders.

Certain of the lenders under the Revolving Credit Facility are parties to various floor plan arrangements with the Company and its subsidiaries. The Company and its affiliates also have commercial banking, investment banking, retail lending and other lending relationships with certain of the lenders under the Revolving Credit Facility and the New Floor Plan Facility and/or their respective affiliates. The Company also previously entered into respective interest rate swaps and warrant and hedge transactions with Wachovia Bank, N.A., and affiliates of Deutsche Bank AG, who are lenders under the Revolving Credit Facility either directly, or through an affiliate.

In connection with entering into the Revolving Credit Facility, effective on September 26, 2008, the Company terminated the Terminated Credit Agreement. The Terminated Credit Agreement provided for a total revolving credit facility in a maximum principal amount of $550 million, consisting of floor plan loan commitments in a maximum principal amount of $475 million and revolving credit loan commitments in a maximum principal amount of $75 million. The maturity date of the Terminated Credit Agreement was March 23, 2009.

Interest rates for borrowing under the Terminated Credit Facility were dependent on the type of loan requested by the Company, and in the case of certain loans, on certain financial measurements at the time a loan was made. Loans drawn under the revolving credit tranche could be either Alternate Base Rate loans or Eurodollar loans. Alternate Base Rate loans would bear interest at an amount equal to (i) the greater of (A) the prime rate in effect and (B) the federal funds effective rate plus 1/2 of 1.00%, on the day of determination, plus (ii) .50% to 1.50%. Eurodollar loans would bear interest at LIBOR plus 1.75% to 2.75% depending upon certain financial measurements of the Company. Swing line loans drawn under the revolving credit tranche would bear interest at an amount equal to the greater of (i) the prime rate in effect and (ii) the federal funds effective rate plus 1/2 of 1.00%, on the day of determination. Loans (including swing line loans) drawn under the floor plan tranche bear interest at LIBOR plus 1.125% or 1.25%, depending on the type of motor vehicles to be purchased with the proceeds from the loan. Upon the occurrence and continuance of an event of default under the Terminated Credit Facility, all outstanding Eurodollar loans would be converted to Alternate Base Rate loans and the interest rate otherwise applicable to all loans then outstanding would be increased by 3.00% per annum.

Under the Terminated Credit Facility, the Company was required to pay a floor plan loan commitment fee equal to 0.20% per annum times the average unused amount of the floor plan loan commitments during the most recently ended fiscal quarter and a revolving credit loan commitment fee equal to 0.375% per annum times the average unused amount of the revolving credit loan commitments. In connection with the floor plan tranche, the Company also agreed to pay a fee equal to $5.25 for each motor vehicle financed. In connection with the $15 million letter of credit facility, the Company was required to pay a letter of credit fee with respect to each outstanding letter of credit equal to the greater of (i) $500 per annum and (ii) the applicable margin for Eurodollar loans under the revolving credit facility multiplied by the face amount of the letter of credit per annum. Fees under the Terminated Credit Facility were paid quarterly.

The Terminated Credit Facility included various affirmative and negative covenants, customary conditions for credit agreements of this type with respect to the incurrence of new indebtedness and the acceleration of amounts due upon the occurrence of an event of default, not otherwise waived or cured.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated as of September 26, 2008 among Asbury Automotive Group, Inc., as the Borrower, and the Lenders listed therein and Bank of America, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer

99.1	Press release issued on September 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: October 2, 2008	By:	/s/ Charles R. Oglesby
	Name:	Charles R. Oglesby
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of September 26, 2008 among Asbury Automotive Group, Inc. as the Borrower, and the Lenders listed therein and Bank of America, as Administrative Agent, Swing Line Lender and Letter of Credit Issuer

99.1	Press release issued on September 29, 2008